Exhibit 10.1

AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into effective as of August 1, 2013 (the “Effective Date”), by and between Forum Energy Technologies, Inc., a Delaware corporation (the “Company”), and Charles E. Jones (“Executive”).

RECITALS

WHEREAS, the Company and Executive are party to that certain Employment Agreement dated as of October 31, 2010 (the “Employment Agreement”); and

WHEREAS, Executive served in an integral role in the Company’s successful business combination consummated in 2010; and

WHEREAS, Executive has expressed his desire to resign from officer positions and separate from employment with the Company and its affiliates and subsidiaries under certain terms herein set forth, and the Company desires to retain Executive’s services on a non-exclusive consulting basis though the end of 2013; and

WHEREAS, in consideration of the mutual promises contained herein, Executive voluntarily enters into this Agreement upon the terms and conditions herein set forth; and

WHEREAS, in consideration of the mutual promises contained herein, the Company is willing to enter into this Agreement upon the terms and conditions herein set forth.

AGREEMENT

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree to the following terms and conditions:

1.Resignation from Officer and Director Positions. Effective as of August 1, 2013 (the “Resignation Date”), Executive hereby resigns as Executive Vice President of the Company and any and all director and other officer (or equivalent) positions he holds with the Company and its subsidiaries and affiliates. Executive agrees to take any and all further acts necessary to accomplish these resignations.
2.    Advisory Service Period. During the period beginning on the Resignation Date and ending on the Separation Date (as defined below) (the “Advisory Service Period”), Executive will remain an employee of the Company and will perform such duties as requested by the Company, including, without limitation, advice and consulting regarding transition issues. Except as provided herein, Executive’s compensation and benefits during the Advisory Service Period shall be on the same terms and conditions (including base salary) in effect on the Effective Date.

3.    Separation from Employment; Benefits.
(a)    Separation from Employment. Executive hereby resigns his active employment with the Company and all of its subsidiaries and affiliates effective December 31, 2013 (the “Separation Date”).
(b)    Benefits. Executive shall be entitled to any benefits accrued through the Separation Date under any of the Company’s employee benefit plans, programs or arrangements which amount shall be payable in accordance with the terms and conditions of such employee benefits plans, programs or arrangements; provided, however, that the terms of Section 4 hereof shall apply for purposes of the Option and Restricted Stock (as defined below), and Executive acknowledges that he shall only be entitled to an annual cash bonus prorated through the Resignation Date under the Company’s Management Incentive Plan for calendar year 2013, which shall be determined and paid in accordance with the terms of such plan.
(c)    No Other Severance Benefits. Except as specified in this Agreement, Executive shall not be entitled to any severance payments or benefits under any other plan or arrangement of the Company.
4.    Equity Awards. Subject to Executive’s continued service in accordance with the terms and provisions of this Agreement and Executive’s continued compliance with the terms and provisions hereof, Executive shall be entitled to the following benefits.
(a)    Nonstatutory Stock Options. Executive is the recipient of a Nonstatutory Stock Option Agreement with respect to the Company’s common stock dated August 2, 2010 (the “Option”). Notwithstanding any terms of the Option to the contrary, the Option will vest and become exercisable in full, without regard to Executive’s separation from employment, as if Executive had remained employed through the next scheduled vesting date of the Option on August 2, 2014, and the Option shall remain exercisable until expiration on October 31, 2014. All vested but unexercised nonqualified stock options with respect to the Company’s common stock held by Executive as of the Separation Date, excluding the Option, shall remain exercisable until the first to occur of (i) the expiration date of such option in accordance with its terms or (ii) October 31, 2014. All other awards of stock options with respect to the Company’s common stock shall be forfeited as of the Separation Date in accordance with the terms of the relevant award agreements to the extent such options are unvested as of such date, and shall expire in accordance with their terms.
(b)    Restricted Stock. Executive is the recipient of a Restricted Stock Agreement with respect to the Company’s common stock dated November 1, 2010 (the “Restricted Stock Award”). Notwithstanding any terms of the Restricted Stock Award to the contrary, the Restricted Stock shall become 100% fully vested as of the Separation Date. All other awards of restricted stock, restricted stock units or performance share awards of, or relating to, the Company’s common stock shall be forfeited as of the Separation Date in accordance with the terms of the relevant award agreements to the extent such awards are unvested as of such date.

(c)    Outstanding Awards. Subject to Executive’s continued compliance with the terms and conditions of this Agreement, Exhibit A attached hereto reflects the material terms, as modified by this Agreement, of the Option and the Restricted Stock Award.
5.    Post-Employment Release. Executive acknowledges that this Agreement provides Executive with additional rights and privileges to which Executive would not otherwise be entitled, and, in exchange for the same, Executive agrees take action to timely execute of a full and complete release of claims against the Company, its affiliates, officers and directors (“Release”) on or after the Separation Date. The Company shall deliver the Release to Executive within five days after the Separation Date. A sample form of Release is attached as Exhibit B. Executive acknowledges that the Company retains the right to modify the required form of the Release as the Company deems necessary in order to effectuate a full and complete release of claims against the Company, its affiliates, officers and directors, while preserving the exclusions to the Release set forth in Section 7(iii) hereof. Notwithstanding any provision herein to the contrary, if Executive has not delivered to the Company an executed and irrevocable Release on or before the fiftieth (50th) day after the Separation Date, the Company shall have no further obligations to Executive pursuant to this Agreement.
6.    Restrictive Covenants. Executive reaffirms and agrees to the restrictive covenants contained in this Section 6 and acknowledges and agrees that this Agreement provides Executive with additional rights and privileges to which Executive would not otherwise be entitled in consideration for Executive’s compliance with such restrictive covenants.
(a)    Nondisclosure. Executive reaffirms the agreement originally set forth in the Employment Agreement regarding nondisclosure of confidential information or work product and return of property of the Company, in accordance with the terms of Article V of the Employment Agreement.
(b)    Statements Concerning the Company. Executive reaffirms the agreement originally set forth in the Employment Agreement regarding non-disparagement of the Company and its agents and affiliates in accordance with the terms of Article VI of the Employment Agreement.
(c)    Non-Competition. The non-competition provisions and covenants set forth in Article VIII of the Employment Agreement are hereby waived by the Company and, as of the Separation Date, shall be null and void.
(d)    Non-Solicitation. Executive reaffirms the agreement originally set forth in the Employment Agreement regarding the non-solicitation provisions of Article VIII of the Employment Agreement.
7.    Release of Claims by Executive. In exchange for the consideration offered to Executive under this Agreement, which Executive acknowledges provides consideration to which Executive would not otherwise have an undisputed right to receive, Executive, on his behalf and on behalf of his heirs, devisees, legatees, executors, administrators, personal and legal representatives, assigns and successors in interest, hereby IRREVOCABLY,

UNCONDITIONALLY AND GENERALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES, to the fullest extent permitted by law, the Company, its subsidiaries and each of their directors, officers, employees, representatives, stockholders, predecessors, successors, assigns, agents, attorneys, divisions, subsidiaries and affiliates (and agents, directors, officers, employees, representatives and attorneys of such stockholders, predecessors, successors, assigns, divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them (collectively, the “Releasees” and each a “Releasee”), or any of them, from any and all charges, complaints, claims, damages, actions, causes of action, suits, rights, demands, grievances, costs, losses, debts, and expenses (including attorneys’ fees and costs incurred), of any nature whatsoever, known or unknown, that Executive now has, owns, or holds, or claims to have, own, or hold, or which Executive at any time heretofore had, owned, or held, or claimed to have, own, or hold from the beginning of time to the date that Executive signs this Agreement, including, but not limited to, those claims arising out of or relating to (i) any agreement, commitment, contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right or other instrument, document, obligation or arrangement, whether written or oral, or any other relationship, involving Executive and/or any Releasee, (ii) breach of any express or implied contract, breach of implied covenant of good faith and fair dealing, misrepresentation, interference with contractual or business relations, personal injury, slander, libel, assault, battery, negligence, negligent or intentional infliction of emotional distress or mental suffering, false imprisonment, wrongful termination, wrongful demotion, wrongful failure to promote, wrongful deprivation of a career opportunity, discrimination (including disparate treatment and disparate impact), hostile work environment, sexual harassment, retaliation, any request to submit to a drug or polygraph test, and/or whistleblowing, whether said claim(s) are brought pursuant to laws of the United States or any other jurisdiction applicable to Executive’s actions on behalf of the Company or any of its subsidiaries or affiliates, and (iii) any other matter; provided, however, that nothing contained herein shall operate to release any obligations of the Company or its successors or assigns arising under this Agreement. Notwithstanding anything in this Agreement to the contrary, it is the express intention of Executive and the Company that this Agreement shall not act as a release or waiver of (1) any rights of defense or indemnification which would be otherwise afforded to Executive under the Certificate of Incorporation, By-Laws or similar governing documents of the Company or its subsidiaries, or any indemnity agreement entered into with Executive, (2) any rights of defense or indemnification which would be otherwise afforded to Executive under any director or officer liability or other insurance policy maintained by the Company or its subsidiaries; (3) any rights of Executive to benefits accrued under any plan or arrangement referenced in Section 3(b) of this Agreement, (4) any rights under this Agreement, and (5) such rights or claims as may arise after the date of this Agreement.
8.    Miscellaneous.
(a)    Dispute Resolution. Executive and the Company hereby reaffirm the agreement originally set forth in the Employment Agreement regarding resolution of claims and disputes, in accordance with the terms of Article IX of the Employment Agreement (the “Arbitration Provision”) whether arising pursuant to the terms of this Agreement or otherwise. THE PARTIES ACKNOWLEDGE THAT, BY SIGNING THIS AGREEMENT, THEY ARE KNOWINGLY AND VOLUNTARILY WAIVING ANY RIGHTS THAT THEY MAY HAVE TO A JURY TRIAL OR, EXCEPT AS EXPRESSLY PROVIDED IN THE ARBITRATION PROVISION,

A COURT TRIAL OF ANY CLAIM THAT IS SUBJECT TO THE ARBITRATION PROVISION.
(b)    Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas, without regard to conflicts of laws principles thereof.
(c)    Submission to Jurisdiction. Subject to the provisions of Section 8(a), with respect to any claim or dispute related to or arising under this Agreement, the parties hereto hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Harris County, Texas.
(d)    Entire Agreement. Except as specifically set forth herein, this Agreement contains the entire agreement and understanding between the parties hereto and supersedes the Employment Agreement and any other prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof.
(e)    Amendment. This Agreement may be amended only by a writing signed by Executive and by a duly authorized representative of the Company.
(f)    Tax Withholding. The Company may withhold from any amounts or benefits payable under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation or ruling.
(g)    Assignability. The Company shall have the right to assign this Agreement and its rights hereunder, in whole or in part. Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under this Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law.
(h)    Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.
(i)    Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive.
(j)    Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

(k)    Nonwaiver. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company (other than Executive) or other person duly authorized by the Company.
(l)    Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, to Executive’s residence (as noted in the Company’s records), or to the Company’s principal office, as the case may be.
(m)    Section 409A.
(i)    Interpretation. Each payment under this Agreement is intended to be (1) exempt from Section 409A of the Internal Revenue Code of 1986, the regulations and other binding guidance promulgated thereunder (“Section 409A”), including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4), or (2) compliant with Section 409A, and the provisions of this Agreement will be administered, interpreted and construed accordingly.
(ii)    Separation from Service. Executive shall be considered to have terminated from employment when Executive incurs a “separation from service” with the Company within the meaning of Section 409A.
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth below.

FORUM ENERGY TECHNOLOGIES, INC.

By:	/s/ C. Christopher Gaut	Date: August 1, 2013
Name:	C. Christopher Gaut
Title:	Chief Executive Officer

EXECUTIVE

By:	/s/ Charles E. Jones	Date: August 1, 2013
Name:	Charles E. Jones

EXHIBIT A

MATERIAL TERMS OF OUTSTANDING EQUITY AWARDS

EXHIBIT B

RELEASE
This Release (this “Release”) constitutes the release referred to in that certain Agreement (the “Agreement”) dated as of August 1, 2013, by and between Charles E. Jones (“Executive”) and Forum Energy Technologies, Inc., a Delaware corporation (the “Company”).
1. General Release.
(a) For good and valuable consideration, including additional rights and privileges to which Executive would not otherwise be entitled, Executive hereby releases, discharges and forever acquits the Company, its affiliates and subsidiaries, the past, present and future stockholders, members, partners, directors, managers, employees, agents, attorneys, heirs, legal representatives, successors and assigns of the foregoing, as well as all employee benefit plans maintained by the Company or any of its affiliates or subsidiaries and all fiduciaries and administrators of any such plan, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and hereby waives, any and all claims, rights, damages, or causes of action of any kind related to Executive’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter on or prior to the date of this Agreement (collectively, the “Released Claims”).
(b) The Released Claims include without limitation those arising under or related to: (i) the Age Discrimination in Employment Act of 1967; (ii) Title VII of the Civil Rights Act of 1964; (iii) the Civil Rights Act of 1991; (iv) sections 1981 through 1988 of Title 42 of the United States Code; (v) the Employee Retirement Income Security Act of 1974, including, but not limited to, sections 502(a)(1)(A), 502(a)(1)(B), 502(a)(2), and 502(a)(3) to the extent the release of such claims is not prohibited by applicable law; (vi) the Immigration Reform Control Act; (vii) the Americans with Disabilities Act of 1990; (viii) the National Labor Relations Act; (ix) the Occupational Safety and Health Act; (x) the Family and Medical Leave Act of 1993; (xi) any state or federal anti-discrimination law; (xii) any state or federal wage and hour law; (xiii) any other local, state or federal law, regulation or ordinance; (xiv) any public policy, contract, tort, or common law; (xv) costs, fees, or other expenses including attorneys’ fees incurred in these matters; (xvi) any employment contract, incentive compensation plan or stock option plan with any Company Party or to any ownership interest in any Company Party except as expressly provided in the Agreement and any stock option or other equity compensation agreement between Executive and the Company; and (xvii) compensation or benefits of any kind not expressly set forth in the Agreement or any such stock option or other equity compensation agreement.
(c) In no event shall the Released Claims include (i) any claim which arises after the date of this Release, (ii) any rights of defense or indemnification which would be otherwise afforded to Executive under the Certificate of Incorporation, By-Laws or similar governing documents of the Company or its subsidiaries, or any indemnity agreement entered into with Executive, (iii) any rights of defense or indemnification which would be otherwise afforded to Executive under any director or officer liability or other insurance policy maintained by the Company or its subsidiaries, (iv) any rights of Executive to benefits accrued under any plan or arrangement referenced in Section 3(b) of the Agreement, or (v) any rights under the Agreement.

(d) Notwithstanding this release of liability, nothing in this Release prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC, or comparable state or local agency proceeding or subsequent legal actions.
(e) This Release is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for the consideration recited in the first sentence of Section 1(a) of this Release, any and all potential claims of this nature that Executive may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived.
(f) By signing this Release, Executive is bound by it. Anyone who succeeds to Executive’s rights and responsibilities, such as heirs or the executor of Executive’s estate, is also bound by this Release. This Release also applies to any claims brought by any person or agency or class action under which Executive may have a right or benefit. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.
2. Covenant Not to Sue; Executive’s Representation. Executive agrees not to bring or join any lawsuit against any of the Company Parties in any court relating to any of the Released Claims, except to enforce any terms of the Agreement. Executive represents that Executive has not brought or joined any claim, lawsuit or arbitration against any of the Company Parties in any court or before any administrative agency or arbitral authority and has made no assignment of any rights Executive has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims. Executive expressly represents that, as of the date Executive executes this Release, Executive has been provided all leaves (paid and unpaid) and paid all wages and compensation owed to Executive by the Company Parties with the exception of all payments owed as a condition of Executive’s executing (and not revoking) this Release.
3. Acknowledgments. By executing and delivering this Release, Executive acknowledges that:
(a) Executive has carefully read this Release;
(b) Executive has had at least twenty-one (21) days to consider this Release before the execution and delivery hereof to the Company;
(c) Executive has been and hereby is advised in writing that Executive may, at Executive’s option, discuss this Release with an attorney of Executive’s choice and that Executive has had adequate opportunity to do so; and
(d) Executive fully understands the final and binding effect of this Release; the only promises made to Executive to sign this Release are those stated in the Agreement and herein; and Executive is signing this Release voluntarily and of Executive’s own free will, and that Executive understands and agrees to each of the terms of this Release.

4. Revocation Right. Executive may revoke this Release within the seven day period beginning on the date Executive signs this Release (such seven day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be delivered to the Chief Executive Officer of the Company before 11:59 p.m., Houston, Texas time, on the last day of the Release Revocation Period. This Release is not effective, and no further consideration shall be provided to Executive, unless the expiration of the Release Revocation Period expires without Executive’s revocation. If an effective revocation is delivered in the foregoing manner and timeframe, this Release shall be of no force or effect and shall be null and void ab initio.
Executed on this ____ day of _______, 2014.

Charles E. Jones

STATE OF ____________    §
COUNTY OF __________    §

BEFORE ME, the undersigned authority personally appeared Charles E. Jones, by me known or who produced valid identification as described below, who executed the foregoing instrument and acknowledged before me that he subscribed to such instrument on this ___day of ________, 2014.

NOTARY PUBLIC in and for the
State of

My Commission Expires:

Identification produced: